Exhibit 5.1

October 8, 2003








HEALTH SCIENCES GROUP, INC.
Howard Hughes Center
6080 Center Drive, 6th Floor
Los Angeles, California  90045

Re:      HEALTH SCIENCES GROUP, INC.
         Registration Statement on Form SB-2

Dear Sirs:

We have acted as counsel to HEALTH SCIENCES GROUP, INC., a Colorado corporation (the "Company"), in connection with the public offering of up to 3,793,274 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), pursuant to a Registration Statement on Form SB-2 (File No. 333-105407) (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer from time to time by certain selling shareholders of shares of its Common Stock and pursuant to a Prospectus constituting part of the Registration Statement (the "Prospectus"). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act.

         You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Articles of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion set forth below is limited to the federal securities laws and the substantive laws of the State of California. We are opining with respect to all matters governed by Colorado law in reliance on the opinion of Koff, Corn & Berger P.C., dated the date hereof, a copy of which has been delivered to you. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

         Based upon the foregoing and all other instruments, documents and matters examined for the rendering of this opinion, it is our opinion that the Shares have been duly authorized and will be validly issued, fully paid and nonassessable.

HEALTH SCIENCES GROUP
October 8, 2003
Page 2

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We consent to the use of our name under the caption "Legal Matters" in the Prospectus. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.


                                                Yours truly,




                                                /s/ Kirkpatrick & Lockhart LLP


                                       2